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WITHOUT PREJUDICE AND SUBJECT TO CONTRACT THIS COMPROMISE AGREEMENT is made on the 17 day of June 1999.

BETWEEN

(1) MSU CORPORATION a United States registered corporation whose principle place of business is at 526-528 Elder Gate, Milton Keynes, MK9 1LR and MSU
    (UK) LIMITED whose registered office is situated at 526-528 Elder Gate, Milton Keynes, MK9 1LR together as referred to as "the Company"); and

(2) KEITH EDWARD PEIRSON of 4 Chantry Drive, Ingatestone, Essex CM 9MR ("Mr Peirson")

WHEREAS

(A) Mr Peirson commenced employment with the Company as Managing Director on 1st July 1999.

(B) Mr Peirson's employment with the Company terminated on the 31st May 1999 (the "Termination Date") with immediate effect on that date, and on the Termination Date Mr Peirson's entitlement to be paid salary and receive benefits including pension contributions terminated.

(C) This Agreement (the "Agreement") is a Compromise Agreement and the Conditions regulating compromise agreements under the Employment Rights Act 1996 are satisfied in relation to this Agreement.

IT IS HEREBY AGREED as follows

1. Mr Peirson's employment with the Company terminated on the Termination Date with immediate effect on that date, and on that date his entitlement to be paid salary and receive benefits including pension contributions terminated. The salary and benefit that have accrued up to the Termination Date have been paid to Mr Peirson in full.

2. In consideration of and as compensation for the termination of Mr Peirson's Employment on the Termination Date, and Mr Peirson's agreement to give the undertakings set out in paragraphs 3 and 4 of this Agreement, the Company agrees as follows:

   (a) upon execution of this agreement to pay Mr Peirson the sum of (pound)30,000.00 which payment shall be made without deductions in respect of Income Tax or Employee National Insurance Contributions.

   (b) upon execution of this agreement Contributions, to pay Mr Peirson the sum of (pound)69,450 subject to there having been deducted therefrom Income Tax at the rate of 23% (which the company shall account for to the Inland Revenue)

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   (c) to pay the payments referred to above upon execution of this Agreement;

   (d) to provide a written reference to a prospective employer or recruitment agency in the form set out at Schedule 1 hereof (the "Reference") in the event of the Company receiving a request or either an oral or written reference in respect of Mr Peirson from a prospective employer. Mr Peirson agrees that any requests for a reference from any of his prospective employers will be addressed to W D Snowdon, Company Secretary. The Reference will be provided by W P Holloway, Chairman on behalf of the Company. In the event of W P Holloway being absent or leaving the Company, his successor will provide the Reference. If the Company has sent the Reference to a prospective employer and then receives enquiries from the prospective employer the company will answer such enquiries in terms which are consistent with the Reference.

   (e) to pay to Mr Peirson within 7 days of the receipt of a valid invoice any reasonable expenses incurred by him prior to the Termination Date in the proper performance of his duties for the Company.

   (f) To make a contribution to Mr Peirson's legal costs in connection with this Agreement, subject to a maximum of (pound)500.00 plus VAT within 14 days of receiving an invoice from Mr Peirson's Solicitors

   (g) within one month of the termination date to:

       (a) file with the Securities and Exchange Commission a registration statement pursuant to regulation s.8 in relation to the 350,000 options ("the Options") to acquire shares of common stock of MSU Corporation and do all the things necessary and desirable to enable Mr Peirson to exercise the Options and acquire the said shares.

       (b) to issue to Mr Peirson a document confirming the right to receive the Options underlying the registration statement.

   (h) to arrange outplacement counselling and assistance from a reputable firm of outplacement consultants and will pay their fees up to a limit of (pound)2,000.0 (excluding VAT)

   (i) that the issue of the Options will be in full and final settlement of any claims he may have in relation to any other options whether pursuant to his contract of services, a letter dated 8th November 1998 or otherwise

   (j) that he will use his reasonable endeavours to dispose of any shares of MSU Corporation Common Stock in an orderly manner without causing any material fluctuations in the share price of MSU Corporation. The Company will not do any act to delay the sale of any shares and will all times act in good faith.

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3. Mr Peirson agrees and undertakes with the Company as follows:

   (a) that he accepts the monies payable under clause 2 above in full and final settlement of all common law claims he may have relating to his employment with the Company and/or its termination including, without limitation, save in respect of personal injuries and the options referred to in paragraph (g) above, any claim for breach of contract or in tort;

   (b) that he shall refrain from instituting or continuing proceedings against the Company before an employment tribunal and/or Court, in respect of any claim for wrongful dismissal and/or breach of contract arising out of his employment with the Company and/or its termination.

   (c) that he shall refrain from instituting or continuing proceedings against the Company before an employment tribunal and/or Court in respect of any claim for unfair dismissal arising (including constructive dismissal) our of his employment with the Company and/or its termination;

   (d) that he shall refrain from instituting or continuing proceedings against the Company before an employment tribunal and/or Court for a redundancy payment (statutory or otherwise) arising out of his employment with the Company and/or its termination;

   (e) that he shall refrain from instituting or continuing proceedings against the Company before an employment tribunal and/or Court in respect of any claim under Part II of the Employment Rights Act 1996 arising out of his employment with the Company and/or its termination;

   (f) that he will return to the Company on or before the date hereof all property belonging to the Company or any Associated Company, but not limited to, fuel card, mobile phone, credit cards, keys, papers, documents, samples or memoranda which relate in any way to the Company or any Associated Company. Mr Peirson further undertakes with the Company all such property to the Company.

   (g) that he will not at any time after the Termination Date represent himself as being employed by or connected with the Company or any Associated Company;

(4) Mr Peirson hereby agrees and undertakes with the Company (for itself and for the benefit of any Associated Company and as trustee of any such companies) that the undertakings given in sub clauses 3(a), (b)m (c), (d), (e)m (f) and
    (g) shall apply 'equally to any' Associated Company.

(5) This Agreement is made; and the consideration set out in clause 2 above is given, without any admission of liability whatsoever by the Company.

(6) Mr Peirson hereby acknowledges that, before signing this Agreement, he has received independent legal advice from Natasha Benn a relevant independent advisor (as defined in section 203 of Employment Rights Act 1996 (as amended), as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an employment tribunal. A copy of the certificate of compliance is attached hereto as Schedule 2;

(7) In the event of a breach of any terms of this Agreement all parties reserve the right to take the appropriate legal action to enforce the same.

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(8) For the purposes of this Agreement, Associated Company means a company which is from time to time a subsidiary or a holding company (as those expressions are defined by Section 736 of the Companies Act 1985 as amended prior to the date hereof) of the Company or a subsidiary (other than the Company) of a holding company of the Company.

IN WITNESS WHEREOF this Agreement has been signed by or on behalf of the parties hereto the day and year first written

/s/ xxxxxxxxxx
--------------------

On Behalf of MSU (UK) Limited
Position. Co. Secretary
Witness. xxxxxx. Legal Secretary, 35 Limeslade Close, Fairwater Cardiff


/s/ xxxxxxxxxx
--------------------

On Behalf of MSU Corporation.
Position. Co. Secretary
Witness. xxxxxx. Legal Secretary, 35 Limeslade Close, Fairwater Cardiff


--------------------

By K. Peirson

18-6-99

                                   SCHEDULE 1

                                     WDS/ES

Dear Sir,

I confirm that Keith Peirson was employed as Managing Director of MSU (UK) Limited between the 1st July 1996 and 31st May 1999.

Keith Peirson was with the company during a very difficult time brought about the company's financial situation. This limited the company's ability to deliver product developments to it's plans.

In all this difficult time Keith Peirson was unfailingly dilligent, hardworking, professional and proved a highly effective manager. He engendered a keen sense of team spirit in the staff.

I am sorry to have lost Keith Peirson's services and would not hesitate to recommend him to you.

Yours faithfully,


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                                   SCHEDULE 2

                           CERTIFICATE OF COMPLIANCE

I hereby certify as follows:-

1. I am a Solicitor of the Supreme Court of England and Wales holding a current Practising Certificate.

2. I have advised Keith Peirson ("Mr Peirson") of the terms and effect of the Agreement between MSU (UK) Limited ("the Company") and Mr Peirson to which this Certificate of Compliance is attached as Schedule two and in particular, its effect on Mr Peirson's ability to pursue his rights before an employment tribunal following signature.

3. I am not acting (and have not acted in relation to this matter for the Company or for an associated employer) within the meaning of Section 203 of the Employment Rights Act 1996. I have advised Mr Peirson throughout in an independent capacity.

4. The arrangements between my firm and the solicitors Indemnity Fund cover the risk of a claim by Mr Peirson in respect of loss arising in consequences of the advice I have given.

SIGNED

Natasha Benn